EXHIBIT T3E.4


                                AMPEX CORPORATION

                                Offer to Exchange
                        12% Senior Secured Notes due 2008
                                     for its
                            12% Senior Notes due 2003

To Our Clients:

               Enclosed for your consideration are an Offering Circular, dated January [__], 2002 (the "Offering Circular"), the Letter of Transmittal (the "Letter of Transmittal"), and the Exchange Agreement, dated January ___, 2002, by and among the Company and each noteholder that becomes party thereto (the "Exchange Agreement"), each relating to the offer (the "Exchange Offer") by Ampex Corporation (the "Company") to exchange its 12% Senior Secured Notes Due 2002 (the "New Notes"), for its outstanding 12%Senior Notes due 2002 (the "Old Notes"). Consummation of the Exchange Offer is subject to a number of conditions described in the Offering Circular and the Exchange Agreement.

               This material is being forwarded to you as the beneficial owner of Old Notes carried by us in your account but not registered in your name. An tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

               Accordingly, we request instructions as to whether you wish us to offer any or all such Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Offering Circular and Letter of Transmittal. However, we urge you to read these documents carefully before instructing us to offer your Old Notes for exchange.

               Your instructions to us should be forwarded as promptly as possible in order to permit us to offer your Old Notes for exchange on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 12:00 Midnight, New York City time, on February [___], 2002, unless the Exchange Offer is extended by the Company (the "Expiration Date"). Old Notes offered for exchange may be withdrawn at any time prior to 12:00 Midnight, New York City time, on the Expiration Date.

               If you wish to have us offer any or all of your Old Notes on your behalf, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for your information only and may not be used by you to offer the Old Notes.



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                                  INSTRUCTIONS

               The undersigned acknowledge(s) receipt of this letter and the enclosed material referred to herein relating to the Exchange Offer to acquire the Old Notes of the Company.

                              --------------------

               Please check the box below (and fill in amount where indicated below) to instruct us to offer the principal amount of Old Notes indicated below held by us for your account, pursuant to the terms and conditions set forth in the Offering Circular and the related Letter of Transmittal.

                           [ ]   Please  OFFER  TO  EXCHANGE   $___________   in
                                 principal amount of Old Notes held by you for my account on the Letter of Transmittal.

DATE:_____________

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                                          Signature(s)


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                                          Please type or print name(s) here

Unless a specific contrary instruction is given in the spaces provided, your signature(s) hereon shall constitute an instruction to us to offer all your Old Notes pursuant to the terms and conditions set forth in the Offering Circular and the Letter of Transmittal.